EXHIBIT 99.1
FOR RELEASE ON October 24, 2007 at 7:30 a.m. ET

CONTACT:	Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000
TASER International, Inc. Reports Record Revenue of $28.5 Million
$6.9 Million Operating Income,
$6.2 Million Net Income and $0.10 Basic and $0.09 Diluted EPS for Third Quarter 2007
SCOTTSDALE, Ariz., October 24, 2007 — TASER International, Inc. (Nasdaq: TASR) a market leader in advanced electronic control devices today reported financial results for the third quarter of 2007.
For the third quarter of 2007 revenues were $28.5 million, the second consecutive quarter of record quarterly revenue and a 56% increase over the same quarter of the prior year. Higher revenues were driven primarily by increased sales volumes in multiple product categories and geographies. Income from operations for the third quarter was $6.9 million compared to $3.7 million in the prior year, an increase of 84% year over year. Net income and basic and diluted earnings per share for the third quarter of 2007 were $6.2 million and $0.10 and $0.09, respectively, as compared to $2.4 million and $0.04 for the third quarter of 2006. Net income was positively impacted by a Research and Development Tax Credit Study completed during the quarter. As a result of this study, the Company recognized $1.8 million in the current quarter and year to date as a reduction in income tax expense which contributed $0.03 to earnings per share on a basic and diluted basis.
Sequentially, revenue in the third quarter of 2007 increased by $2.7 million or 10% over the second quarter of 2007 and operating income improved to 24.1% of net sales compared to 22.9% in the second quarter. The Company generated $9.6 million of cash from operations in the third quarter which increased the total cash, cash equivalents and investments balance to $53.0 million.
Significant events in the third quarter of 2007 include:
1.	A number of significant sales orders were received and shipped to law enforcement agencies in the United States. The orders were from both new agencies deploying TASER® technology following extensive test and evaluation periods and from agencies continuing to expand the use of TASER electronic control devices (ECDs) to their first responders. Some of our significant orders announced during the quarter include the California Highway Patrol (CHP), Miami-Dade County Police Department (FL), Kern County Sheriff’s Department (CA), San Diego County Sheriff’s Department (CA), Brevard County Sheriff’s Office (FL), and Onondaga County Sheriff’s Office in Syracuse (NY).

2.	International sales continue to be a significant part of our business and accounted for approximately $4.3 million or 15% of our total sales in the third quarter. This included partial fulfillment of a follow-on order from the French Ministry of the Interior to provide the French Gendarmerie and the French National Police with TASER X26 ECDs and TASER CAM units.

3.	In addition to the above law enforcement orders and international sales, we received purchase orders to provide Federal Agencies with TASER X26 ECDs and accessories. This included orders from the United States Forest Service, the U.S. Marshals Service, and an unnamed Federal Law Enforcement Agency.

4.	We commenced shipment of the TASER C2™ Personal Protector in July and shipped approximately 7,000 units in the third quarter to our retail partners and online web store customers.

5.	Two new product lines were unveiled at the annual TASER Tactical Conference in Chicago, Illinois. The TASER Shockwave™ is a command activated area denial system consisting of a modular 6-shot TASER ECD that covers a 22-degree arc area and a range of 25 feet. The modular design allows the end user flexibility to configure the units in limitless combinations to facilitate an optimized response for every deployment. The eXtended Range Electronic Projectile (XREP™) incorporates wireless Neuro Muscular Incapacitation (NMI) technology and is designed to be launched from a 12-gauge shotgun. Both products are expected to begin field testing in the first half of 2008.

6.	Six more product liability suits were dismissed during the quarter representing a total of fifty-eight (58) wrongful death or injury suits that have been dismissed or judgment entered in favor of the Company since 2004. Overall we have seen a reduction in the rate of new litigation in 2007.

7.	Ten new medical and scientific study posters, abstract and papers were published that document recent medical and scientific studies of TASER technology, all of which affirmed the general safety of TASER ECDs. Six of these studies were presented at the Fourth Mediterranean Emergency Medicine Congress (MEMC IV), in Sorrento, Italy during September 15-18, 2007.

8.	We completed a Research and Development Tax Credit Study which resulted in a $1.8 million reduction in our income tax expense for the third quarter and positively impacted earnings per diluted share by $0.03.

“The third quarter results, representing the second successive quarter of record revenues, have built upon the momentum established in the first half of the year,” commented Rick Smith, CEO of TASER International, Inc. “The continued revenue growth both in the US and internationally, demonstrates the continuing global acceptance of TASER technology and validates the need for our products throughout the world in a variety of markets. With the launch of the TASER C2 Personal Protector and a pipeline of new future products we look forward to continuing growth into 2008.”
The Company hosts its third quarter 2007 earnings conference call on Wednesday, October 24, 2007 at 10.00 a.m. ET. The conference call is available via web cast and can be accessed on the “Investor Relations” page at www.TASER.com. To access the teleconference, please dial: 1-866-356-3095 or 1-617-597-5391 for international callers. The pass code is 41422022 for both numbers.
About TASER International, Inc. (TASR):
TASER International’s products protect life, providing advanced Electronic Control Devices for use in the law enforcement, medical, military, corrections, professional security, and personal protection markets. TASER® devices use proprietary technology to incapacitate dangerous, combative, or high-risk subjects who pose a risk to law enforcement officers, innocent citizens, or themselves in a manner that is generally recognized as a safer alternative to other uses of force. TASER technology protects life, and the use of TASER devices dramatically reduces injury rates for police officers and suspects. For more information about TASER technology, please call (800) 978-2737 or visit our website at www.TASER.com.
Note to Investors
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.
TASER International assumes no obligation to update the information contained in this press release. These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) market acceptance of our products; (2) our ability to establish and expand direct and indirect distribution channels; (3) our ability to attract and retain the endorsement of key opinion-leaders in the law enforcement community; (4) the level of product technology and price competition for our products; (5) the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; (6) risks associated with rapid technological change and new product introductions; (7) competition; (8) litigation including lawsuits resulting from alleged product related injuries and death; (9) media publicity concerning allegations of deaths and injuries occurring after use of the TASER device and the negative effect this publicity could have on our sales; (10) TASER device tests and reports; (11) product quality; (12) implementation of manufacturing automation; (13) potential fluctuations in our quarterly operating results; (14) financial and budgetary constraints of prospects and customers; (15) order delays; (16) dependence upon sole and limited source suppliers; (17) negative reports concerning the TASER device; (18) fluctuations in component pricing; (19) government regulations and inquiries; (20) dependence upon key employees and our ability to retain employees; (21) execution and implementation risks of new technology; (22) ramping manufacturing production to meet demand; (23) medical and safety studies; (24) field test results; and (25) other factors detailed in our filings with the Securities and Exchange Commission, including, without limitation, those factors detailed in the Company’s Annual Report on Form 10-K and its Form 10-Qs.
The statements made herein are independent statements of TASER International, Inc. The inclusion of any third parties does not represent an endorsement of any TASER International products or services by any such third parties.
For further information contact Marcy Rigoni, Manager of Investor Relations at Marcy@TASER.com or call 800-978-2737 ext. 2011, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., 480-905-2002.
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TASER International, Inc.
Statements of Income
(Unaudited)

	For the Three Months Ended
	September 30, 2007	September 30, 2006

Net Sales	$28,533,419	$18,311,543

Cost of Products Sold:
Direct manufacturing expense	8,897,407	5,099,381
Indirect manufacturing expense	3,629,240	1,580,182

Total Cost of Products Sold	12,526,647	6,679,563

Gross Margin	16,006,772	11,631,980

Sales, general and administrative expenses	8,145,117	7,125,408
Research and development expenses	978,011	772,976
Shareholder litigation settlement expense	—	—

Income from Operations	6,883,644	3,733,596

Interest and other income, net	519,671	481,611

Income before income taxes	7,403,315	4,215,207
Provision for income taxes	1,249,277	1,819,309

Net Income	$6,154,038	$2,395,898

Income per common and common equivalent shares
Basic	$0.10	$0.04
Diluted	$0.09	$0.04

Weighted average number of common and common equivalent shares outstanding
Basic	62,950,482	62,031,850
Diluted	66,186,297	64,717,904

TASER International, Inc.
Statements of Income
(Unaudited)

	For the Nine Months Ended
	September 30, 2007	September 30, 2006

Net Sales	$69,698,610	$48,430,303

Cost of Products Sold:
Direct manufacturing expense	20,844,866	12,858,166
Indirect manufacturing expense	8,426,684	4,594,840

Total Cost of Products Sold	29,271,550	17,453,006

Gross Margin	40,427,060	30,977,297

Sales, general and administrative expenses	24,071,952	21,982,755
Research and development expenses	3,211,646	1,999,777
Shareholder litigation settlement expense	—	17,650,000

Income (loss) from Operations	13,143,462	(10,655,235)

Interest and other income, net	1,453,073	1,275,521

Income (loss) before income taxes	14,596,535	(9,379,714)
Provision (credit) for income taxes	4,248,735	(2,975,007)

Net Income (loss)	$10,347,800	$(6,404,707)

Income (loss) per common and common equivalent shares
Basic	$0.17	$(0.10)
Diluted	$0.16	$(0.10)

Weighted average number of common and common equivalent shares outstanding
Basic	62,441,170	62,003,727
Diluted	65,434,448	62,003,727

TASER International, Inc.
Balance Sheets
(Unaudited)

	September 30, 2007	December 31, 2006

ASSETS

Current Assets
Cash and cash equivalents	$26,986,405	$18,773,685
Short-term investments	—	3,557,289
Accounts receivable, net	13,005,969	10,068,049
Inventory	10,956,792	9,257,746
Prepaids and other assets	2,305,332	2,164,002
Current deferred income tax asset	8,827,796	12,295,493

Total Current Assets	62,082,294	56,116,264
Long-term investments	25,990,004	25,477,574
Property and equipment, net	22,760,414	20,842,632
Deferred income tax asset	16,054,312	15,868,719
Intangible assets, net	1,816,845	1,532,500

Total Assets	$128,703,869	$119,837,689

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of capital lease obligations	$29,330	$45,214
Accounts payable and accrued liabilities	7,522,736	6,789,474
Current deferred revenue	1,457,509	1,037,441
Deferred insurance settlement proceeds	485,143	509,067
Customer deposits	397,761	171,492
Litigation settlement liabilities	—	9,750,000

Total Current Liabilities	9,892,479	18,302,688
Capital lease obligations, net of current portion	13,155	30,974
Deferred revenue, net of current portion	3,039,227	1,975,489
Other liabilities	754,510	199,999

Total Liabilities	13,699,371	20,509,150

Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock	633	622
Additional paid-in capital	85,957,807	80,629,659
Treasury stock	(2,208,957)	(2,208,957)
Retained earnings	31,255,015	20,907,215

Total Stockholders’ Equity	115,004,498	99,328,539

Total Liabilities and Stockholders’ Equity	$128,703,869	$119,837,689

TASER International, Inc.
Selected Statement of Cash Flows Information
(Unaudited)

	For the Nine Months Ended
	September 30, 2007	September 30, 2006

Net income (loss)	$10,347,800	$(6,404,707)
Depreciation and amortization	1,843,272	1,548,115
Stock-based compensation expense	1,007,814	948,340
Net cash provided by operating activities	6,681,548	9,539,435
Net cash used by investing activities	(1,005,470)	(8,552,685)
Net cash provided (used) by financing activities	2,536,642	(1,504,839)
Cash and Cash Equivalents, end of period	$26,986,405	$15,833,820
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